EXHIBIT 2.1


                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE WESTERN DISTRICT OF OKLAHOMA

In re:                              )
                                    )
COUBA OPERATING COMPANY,            )                Case No. 00-11837-WV
Tax ID No. 73-1430920               )                     (Chapter 11)
                                    )
                  Couba.            )

                              ORDER CONFIRMING PLAN
                              ---------------------

         The Second Amended Joint Plan of Reorganization under chapter 11 of the Bankruptcy Code filed by Couba Operating Company, American Natural Energy Company, and Gothic Resources, Inc. on November 2, 2001, having been transmitted to all creditors, stockholders, and other parties in interest, and a modified Exhibit A-2 to the plan having been filed November 16, 2001;

         The Court finds that none of the plan modifications adversely change the treatment of any party in interest who has not accepted in writing the modifications; and

         It having been determined after hearing on notice that the requirements for confirmation set forth in 11 U.S.C. ss.1129(a) have been satisfied;

         IT IS ORDERED THAT:

         The Second Amended Joint Plan of Reorganization under chapter 11 of the Bankruptcy Code filed by Couba Operating Company, American Natural Energy Company and Gothic Resources, Inc. on November 2, 2001, as modified by Exhibit A-2 filed November 16, 2001, is confirmed. A copy of the confirmed plan is attached.

         Dated:  11/16/01
                 --------

         IT IS SO ORDERED.

                                                  /s/ T.M. Weaver
                                                  ------------------------------
                                                  T.M. Weaver,
                                                  United States Bankruptcy Judge

Filed November 16, 2001
U.S. Bankruptcy Court, Western District of Oklahoma